As filed with the Securities and Exchange Commission on December 15, 2006
                                                             Reg. No. 333-126117


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           China Health Holding, Inc.
             (Exact name of registrant as specified in its charter)

                    Nevada                                98-0432681
         (State or other jurisdiction                 (I.R.S. Employer
        of incorporation or organization)            identification No.)


        101 Convention Center Drive, Suite 700, Las Vegas, NV 89109-2001
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                Mailing Address:
    Park Place, Suite 600, 666 Burrard Street, Vancouver, BC, Canada V6C 2X8
--------------------------------------------------------------------------------
                      Tel: 604-608-6788; Fax: 604-601-2078

                            2005 Incentive Stock Plan
                            (full title of the plan)

                      Julianna Lu, Chief Executive Officer
        101 Convention Center Drive, Suite 700, Las Vegas, NV 89109-2001
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (877) 883-0979
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                            Richard A. Friedman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                                 (212) 930-9700

                                                    CALCULATION OF REGISTRATION FEE
============================================= ==================== ======================== ===================== =================
                                                                      Proposed Maximum        Proposed Maximum
     Title of each class of securities           Amount to be        Offering Price Per      Aggregate Offering      Amount of
              to be registered                  Registered (1)          Security (2)             Price (2)        Registration Fee
--------------------------------------------- -------------------- ------------------------ --------------------- -----------------
   Common Stock, $.001 par value                9,000,000 (3)            $0.047                 $441,000             $47.19


     (1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
     (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked price on the OTC Bulletin Board on December 13, 2006, which was $0.049 per share.
     (3) Represents the additional shares subject to the Company's Stock Option Plan.

                                EXPLANATORY NOTE


     Pursuant to General Instruction E of Form S-8, this Post-Effective Amendment No. 2 incorporates by reference the Registration Statement No.
333-52478 on Form S-8 and any amendments thereto, including the reoffer prospectus contained therein, filed with the Securities and Exchange Commission on June 24, 2005 and on June 16, 2006.

     Included on the immediately following pages is a "reoffer prospectus." The reoffer prospectus is filed as part of this Post Effective Amendment No. 2 to Registration Statement on Form S-8 and has been prepared in accordance with the requirements of Part I of Form S-3. It may be used for reoffers of common stock defined as "control securities" under Instruction C to Form S-8 acquired by "affiliates" (as the term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the exercise of stock options and restricted stock granted under our 2005 Incentive Stock Plan.

     This Post-Effective Amendment No. 2 is also being filed to register additional securities pursuant to General Instruction E of Form S-8.

PROSPECTUS

                           China Health Holding, Inc.
                               4,560,000 Shares of
                                  Common Stock


     This prospectus relates to the sale of an aggregate of 4,560,000 shares by the selling stockholders 2,500,000 of which have been issued and 2,060,000 which will be issued under the Company's 2005 Stock Plan. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "CHHH". On December 14, 2006, the closing sale price of the common stock was $0.032 per share.

     The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 15, 2006

                                TABLE OF CONTENTS



                                                                         Page
Prospectus Summary                                                         1
Risk Factors                                                               6
Forward Looking Statements                                                10
Use of Proceeds                                                           10
Selling Stockholders                                                      10
Description of Securities                                                 11
Plan of Distribution                                                      13
Incorporation of Certain Documents by Reference                           13
Disclosure of Commission Position on Indemnification For
  Securities Act Liabilities                                              14
Available Information                                                     14

                               PROSPECTUS SUMMARY
Overview

     We are a  development  stage  company,  founded by our  Chairman  and Chief
Executive Officer, Julianna Lu, in 2002 with the goal of becoming a leading manufacturer, marketer and distributor in the global natural medical and pharmaceutical industry. On April 3, 2002, we were incorporated under the laws of the State of Nevada under the name A E&E Pharma Corporation. On May 25, 2004, we changed our name to China Health Holding, Inc. Our common stock trades on the OTC Bulletin Board under the symbol "CHHH" since April 18, 2005.


     All of our products are based on traditional Chinese medicine and the principals of Taoism. Taoist philosophy and Taoist medicinal healing practices have been incorporated into a broad spectrum of medical practices and treatments in the People's Republic of China. Traditional Chinese medicine practices have generally been labeled worldwide as "alternative medicine" or "holistic medicine" since they rely more on natural remedies versus chemical remedies and treatments.

     The Company believes that its time-tested natural remedies, natural herbal medications and dietary food supplements are particularly helpful in improving and strengthening the immune system and cardio-cerebral vascular function as well as improving and promoting overall physical and mental health and will serve as a timely and effective alternative for a world that is dependent on chemical solutions. Management believes that the Company's strength will lie in its development, manufacturing and global commercialization of its products.

     The Company's immediate goal is the profitable penetration of the growing global pharmaceutical industry and market and to further seek and develop potential acquisition candidates with major pharmaceutical companies in PR China and worldwide to secure a strong future and powerful position in the global and PR China pharmaceutical industry. Long-term plans include the development of a pharmaceutical drug pipeline and technology based on the Company's access to the knowledge of traditional Chinese medicine and PR China's pharmaceutical industry.

     We have incurred losses since our inception and we expect to incur losses for the foreseeable future. For the nine months ended September 30, 2006 and the years ended December 31, 2005 and December 31, 2004, we incurred net losses of $1,647,489, $2,098,276 and $149,673, respectively. As of September 30, 2006 we had a working capital deficiency of $1,152,174 (current assets less current liabilities) and an accumulated deficit of $7,643,790. These conditions raise substantial doubt about our ability to continue as a going concern. Our principal executive offices are located at 101 Convention Center Drive, Suite 700, Las Vegas, NV 89109-200, our mailing address is Suite 600 - 666 Burrard St., Park Place, Vancouver, British Columbia, Canada V6C 2X8. Our telephone number is (604) 608-6788. Our website is located at www.chinahealthholding.com.


PRODUCTS

     We have purchased the exclusive rights to 134 proprietary natural herbal medicinal products. All of our products are based on traditional Chinese medicine and the principals of Taoism. Taoist philosophy and Taoist medicinal healing practices have been incorporated into a broad spectrum of medical practices and treatments in the People's Republic of China. Traditional Chinese medicine practices have generally been labeled worldwide as "alternative medicine" or "holistic medicine" since they rely more on natural remedies versus chemical remedies and treatments.


     We plan to distribute, market and sell these proprietary neutraceutical products by development of the "China Health" brand Worldwide and through retail and franchise stores in the next 6 to 24 months. Neutraceuticals are products isolated or purified from plants or other foods that are sold in dosage form. These products are intended to provide certain physiological benefits and/or protection against chronic disease. Neutraceuticals are commonly referred to as "dietary supplements" or "nutritional supplements." Neutraceuticals are generally viewed as preventive supplements, as opposed to drugs, which are active chemical substances used to treat illnesses or symptoms of illnesses. Neutraceuticals represent an alternative approach to medicine, based on nutrition and the health or wellness of the entire body rather than treating the symptoms of a disease or illness. Since most of our products are considered to be dietary supplements, as opposed to pharmaceutical products or drugs, our existing product line is not subject to stringent clinical testing to which pharmaceutical products are subjected. All of our products will be manufactured in accordance with Good Manufacturing Practices rules and standards.


     The company has extensive knowledge and acquired expertise in the 5000-year-old field. The source of our medicinal philosophy and the inspiration for all of the company's proprietary products, are the traditional Taoist philosophy and medical research related to the "King of Herbs" and other efficacious herbal plants and minerals which offer a complete spectrum of remedial and health enhancing properties.


     Our product lines include:

          1.   King of Herbs-based products;

          2.   Taoist Medicinal products; and

          3.   A line of natural multi-vitamins and supplements.

     We also plan to introduce a line of natural skin care and cosmetic products as well as to develop new products based on our knowledge of traditional Chinese medical practice.

     Our product lines are based on two key fundamentals - the healing power of King of Herbs and the thousands of years of history that form the basis for traditional Chinese medicine and Taoist medicine.


KING OF HERBS PRODUCT LINE

     King of Herbs is a term that we use to refer to the main proprietary herbal formulations that are essential to all of our products. The herbs that make up King of Herbs have been used in Chinese medicine to reinforce what is called the body's vital energy source, or qii. Qii is a Chinese medical term for the human body's energy. Our product line is intended to improve immune system and cardio-vascular system, and improve and increase energy and endurance levels, sexual function and the health and wellness of the entire body. We have developed proprietary formulations that target certain physiological conditions which we intend to market and sell to the public. We have a total of 16 products in our King of Herbs product line.

     Our King of Herbs product line combines King of Herbs with other traditional herbs to produce the desired effect on the body. These herbs are mainly traditional Chinese herbs which may or may not have been previously evaluated by the FDA. All herbs marketed in dietary supplements in the United States must be Generally Recognized as Safe (GRAS). The FDA maintains a list of problems herbs. If any of the herbs in our products appeared on the FDA's list, or if the agency determined there were issues concerning their safety, we would not be able to market the products containing these ingredients in the United States. We have not determined whether any of the herbs in our products are on the FDA's list of problem herbs and we have not determined whether any such herbs are Generally Recognized as Safe. If any of the below herbs have not been evaluated by the FDA and are not Generally Recognized as Safe, then we would not be permitted to sell products containing them in the United States. Any such prohibition could materially adversely affect our results of operations and financial condition.


TAOIST MEDICINAL PRODUCT LINE

     Taoism is an ancient worldview that acknowledges the movement towards balance inherent in all things. The products in our Taoist Medicine product line are considered to be dietary supplements and are not subject to stringent clinical tests to which pharmaceutical products are subjected. This line of products is based on the principles of Traditional Chinese Medicine and Taoism Medicine. Taoism is an ancient worldview that acknowledges the movement towards balance (or "Tao") inherent in all things. These products will be manufactured in accordance with the Good Manufacturing Practices rules and standards and regulations of Canada and the Food and Drug Administration of the United States. The Company intends to manufacture, market and distribute its Taoist Medicine product line in the next twelve months. We have a total of 118 products in our Taoist Medicinal product line. The core products of our this product line are as follows:

     o VG-NRP (Nine Rare Pill). Formulated to enhance liver and kidney function and decrease lassitude in loin and knee.
     o VG-MP (Motherwort Pill with Ten Precious Ingredients). Designed to enhance the tonifying qii and blood, enhance female regeneration functions and enhance the body's energy and endurance levels.
     o VG-EPP (Decoction of Eight Precious Products for Refreshing). Designed to prevent restlessness.
     o    VG-PFI (Pill of Four Immortals). Designed to enhance kidney functions.
     o VG-NWP (Nine-Wei Powder for Strengthening Yang). Primarily for men, this product is designed to nourish marrow and promote flow of kidney qii.
     o    VG-FKB (Five Kernel Bolus). Moistens the intestines.
     o VG-LYZR (Bolus of Longyan Aril and Wild Jujube Seed). Enriches the blood, tranquilize the mind and tone the kidney.
     o VG-ZMGQ (Bolus of Sesame Seed and Wolfberry Fruit). Designed to invigorate the liver and kidney.
     o VG-HTZM (Bolus of Walnut and Sesame Seed). Designed to invigorate the liver, tone the kidney, promote healthy eyes and moisten the intestines.


We currently have 118 100% natural Taoist Herbal Medicinal products.

MULTI-VITAMINS AND SUPPLEMENTS

This product line will offer a full compliment of 100% natural multi-vitamins and multi-mineral food supplements. These products are intended to support the immune system, increase energy, provide stress relief, strengthen bones, enhance mental clarity and support relaxation and overall vitality.

RECENT DEVELOPMENTS

Letter of Intent with Xi'an Chunhui Pharmaceuticals Co. Ltd.

     On November 28, 2006, the Company executed a binding Acquisition Letter of Intent with Xi'an Chunhui Pharmaceuticals Co. Ltd. ("Xi'an Chunhui") for the proposed acquisition of 51% or more ownership of Xi'an Chunhui. Pursuant to the letter of intent, both parties have expressed their intent and support for the cooperation and accomplishment of the acquisition of Xi'an Chunhui, by the Company. Further, Xi'an Chunhui agreed to offer the Company first refusal rights and legal exclusive rights for the acquisition of 51% or more ownership of Xi'an Chunhui within twelve months from the date of the Letter of Intent. Xi'an Chunhui has agreed to provide the Company with all necessary documentation and audited financial statements within 60days, to enable the Company to conduct its due diligence. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, as well as to the completion of full legal and financial due diligence.

     Xi'an Chunhui Pharmaceuticals, based in Shaanxi Province, is a pharmaceutical drug manufacturer, developer and distributor with good manufacturing practices (GMP) certification from the China State Food and Drug Administration (China-SFDA). It distributes a total of 50 China-SFDA certified herbal drugs to China-SFDA Licensed Hospitals and drugstores across Shaanxi province and the People's Republic of China. It also owns three China-SFDA certified pharmaceutical facilities and two China-SFDA certified pharmaceutical herbal/raw materials cultivation bases with advanced technologies. Xi'an Chunhui Pharmaceuticals' herbal-based pharmaceutical drugs are used in treatment of cancers (such as liver and stomach cancer), viral infections, high blood pressure and cardiovascular disease.


Acquisition Agreement with Shaanxi MeiChen Pharmaceuticals  Co. Ltd

     On September 3 and September 7, 2006, the Company executed a Definitive Acquisition Agreement with Shaanxi Meichen Pharmaceuticals Co. Ltd ("SMCP"), Ms. Chen Meiying, President/CEO, and the shareholders of SMCP (the "SMCP Shareholders"). Pursuant to the Agreement, the Company has agreed to acquire and the SMCP Shareholders have agreed to sell, 100% of the issued and outstanding stock of SMCP at an aggregate purchase price of $24,800,000 (RMB). The purchase price is payable as follows: (i) 80% of the purchase price payable in shares of common stock of the Company, based on the average closing price of the Company's common stock, as reported on the OTCBB for the five (5) day period prior to the closing date of the acquisition transaction; and (ii) 20% of the purchase price payable in cash within 30 days after the closing of the transaction.

     The parties have agreed to use their best efforts to complete the transactions contemplated by the Agreement within 30 business days from the execution of the Agreement. Prior to closing, however, all closing conditions, including, but not limited to, the completion of satisfactory legal and financial due diligence, as well as the delivery of stock certificates to the Company evidencing the ownership of the Sellers of the shares of SMCP must be satisfied. No material relationship exists between the Sellers and the Company and/or its affiliates, directors, officers or any associate of an officer or director.

     SMCP is a China FDA certified GMP standards pharmaceutical drug manufacturer based in Shaanxi, PR China. SMCP which has a total list of 27 China-FDA certified pharmaceutical drugs that are distributed to China-FDA Licensed Hospitals and drug stores across the Shaanxi province and across PR China.


Acquisition Agreement with Henan Furen Huaiqingtang Pharmaceuticals  Co. Ltd

     On August 7, 2006 the Company entered into an Definitive Acquisition Agreement with Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd. ("Henan Furen Co.") and Henan Furen Pharmaceutical Group Co. Ltd. and the shareholders of Henan Furen Co. (the "Sellers). Pursuant to the Agreement, the Company has agreed to acquire and the Sellers have agreed to sell, 60% of the outstanding stock of Henan Furen Co. at an aggregate purchase price of $95,000,000 (RMB) a portion of which shall be paid by the Company on or before the closing of the Agreement and a portion to be paid three months after the Closing, upon the satisfaction of certain conditions.

     The parties have agreed to use their best efforts to complete the transactions contemplated by the Agreement within 60 business days from the execution of the Agreement. Prior to closing, however, all closing conditions, including, but not limited to, the completion of satisfactory legal and financial due diligence, as well as the delivery of stock certificates to the Company evidencing the ownership of the Sellers of the shares of Henan Furen Co. must be satisfied. The parties have further agreed to take all actions necessary to amend the Agreement to reflect their final agreement of the material terms. No material relationship exists between the Sellers and the Company and/or its affiliates, directors, officers or any associate of an officer or director.

     Henan Furen Co. is a China FDA certified GMP standards pharmaceutical drug manufacturer based in Zhengzhou PR China. Henan Furen Co. which has a total list of forty-six China-FDA certified pharmaceutical drugs that are distributed to China-FDA Licensed Hospitals and drugs stores across Henan province and across PR China.


Letter of Intent with Beijing Boran Pharmaceutical Co. Ltd.

     On October 11, 2006, the Companyexecuted a Letter of Intent with BeiJing Boran Pharmaceutical Co., Ld. ("BeiJing Boran") for the proposed acquisition by the Company of 51% or more of BeiJing Boran. Pursuant to the letter of intent, both parties have expressed their intent and support for the cooperation and accomplishment of the acquisition of BeiJing Boran, by the Company. Further, BeiJing Boran has agreed to offer the Company first refusal rights and legal exclusive rights for the acquisition of 51% or more of BeiJing Boran within nine months from the date of the Letter of Intent. BeiJing Boran has agreed to provide the Company with all necessary documentation and audited financial statements for the Company within 60days, to enable the Company to commence its due diligence. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, as well as to the completion of full legal and financial due diligence.

     Beijing Boran is a China - SFDA licensed GMP pharmaceutical drug (herbal-based) corporation, as well as a pharmaceutical manufacturer, researcher and developer, headquartered in Beijing PR China. Beijing Boran has about 30 pharmaceutical drug (herbal-based) licensed by the China-SFDA.

Letter of Intent with WangJing Hospital and WangJing Hospital of China Academy of Chinese Medical Sciences

     On January 16, 2006, the Company entered into a Letter of Intent, effective as of January 27, 2006, with WangJing Hospital and WangJing Hospital of China Academy of Chinese Medical Sciences, located in BeiJing, China, for the worldwide development of the China International University of Traditional
Chinese Medicine and the University Hospital for Traditional Chinese Medical Sciences (the "Project"). WangJing Hospital and WangJing Hospital of China Academy of Chinese Medical Sciences consist of the Affiliated Hospital of Beijing College of Acupuncture and Orthopedics, the Orthopedic Department of Beijing College of Acupuncture and Orthopedics and the Institute of Orthopedics and Traumatology of China Academy of Traditional Chinese Medical Sciences.

     Pursuant to the Letter of Intent, the parties agreed to pursue the co-development of the China International University of Traditional Chinese Medicine and the University Hospital for Traditional Chinese Medical Sciences on a worldwide basis during the five (5) year period following execution of the Letter of Intent. Further, WangJing Hospital and WangJing Hospital of China Academy of Chinese Medical Sciences have agreed to provide the Company with full intellectual and scientific and medical and technical support for further development of the Project, while the Company has agreed to be responsible for further investment capital and business development for the Project. The Company believes that the Project will allow it to bring the Traditional Chinese Medical technologies and methods utilized by WangJing Hospital of China Academy of Chinese Medical Sciences to other universities and hospitals on a worldwide basis.

Letter of Intent with Shaanxi WanAn Pharmaceutical Co. Ltd.

     On February 19, 2006, the Company entered into a Letter of Intent, effective as of February 28, 2006, with Shaanxi WanAn Pharmaceutical Co. Ltd. for the proposed acquisition by the Company of 51% or more of Shaanxi WanAn Pharmaceutical Co. Ltd. Pursuant to the letter of intent, Shaanxi WanAn
Pharmaceutical Co. Ltd. has agreed to offer the Company with first refusal rights and legal exclusive rights for further acquisition of 51% or more Shaanxi WanAn Pharmaceutical Co. Ltd. in the next 12 months.

Letter of Intent  with Henan  Tiankang  Pharmaceuticals  Co. Ltd.

     On April 16, 2006, the Company entered into a Letter of Intent with Henan Tiankang Pharmaceuticals Co. Ltd. for the proposed acquisition by the Company of 51% or more of Henan Tiankang Pharmaceuticals Co. Ltd. Pursuant to the letter of intent, both parties have expressed their intent and support for the cooperation and accomplishment of the acquisition and merge of Henan Tiankang Pharmaceuticals Ltd. by the Company. Further, Henan Tiankang Pharmaceuticals Co. Ltd. has agreed to offer the Company with first refusal rights and legal exclusive rights for further acquisition of 51% or more of Henan Tiankang Pharmaceuticals Co. Ltd. in the next 9 months from the date of the signed Letter of Intent.


     Henan Tiankang Pharmaceuticals Co. Ltd., which was established under the laws of the Peoples Republic of China and is based in Henan, China, is a pharmaceutical manufacturer and research and development company that has been GMP certified (in 2004) by the Peoples Republic of China State Drug
Administrative Department. Henan Tiankang Pharmaceuticals Co. Ltd. was established in 2002 following the restructuring of Henan XinYuan Pharmaceuticals, which had 40 years of operating history and accomplishments in the Peoples Republic of China. Henan Tiankang Pharmaceuticals Co. Ltd. also acquired Henen XinLuei Pharmaceuticals (formerly known as Henan Guishanshencao Pharmaceuticals) in 2005.

                                 The Offering


Common stock outstanding before the offering..........    81,979,551 shares
Maximum shares being offered..........................    4,560,000 shares  (1)
Common stock to be outstanding after the offering.....    81,979,551 shares
Risk Factors..........................................    See "Risk Factors,"  beginning on page 3
                                                          for a description of certain factors you
                                                          should   consider   before   making   an
                                                          investment in our common stock.
Use of proceeds.......................................    We will not  receive any  proceeds  from
                                                          sales made by the selling stockholders.

          (1) Of this number 2,500,000 have been issued to the Selling Stockholders under the Company's 2005 Stock Incentive Plan and 2,060,000 will be issued upon the fling of this Amendment No.2 to the Company's Registration Statement No. 333-52478 on Form S-8 to register additional shares subject to the Company's 2005 Stock Incentive Plan.

RISK FACTORS

Our business involves a high degree of risk. Any of the following risks could materially and adversely affect our business, financial condition, and results of operations. This could cause the trading price of our common stock to decline, with the loss of part or all of an investment in our common stock.

RISKS RELATED TO OUR FINANCIAL CONDITION
----------------------------------------

Our Financial Status Creates Doubt Whether We Will Continue As A Going Concern.


     We  reported  net losses  totaling  of  $3,676,679,  $2,098,276,  $149,673,
December 31, 2005, December 31, 2004 and December 31, 2003, respectively. As of September 30, 2006 we had a working capital deficiency of $1,152,174 (current assets less current liabilities) and an accumulated deficit of $7,643,790. With our current resources we expect to be able to satisfy our cash requirements through September 30, 2007. In order to expand our current business operations, fund future development and market and sell our three existing product lines we will need to raise at least $25 million in financing over the next twelve months. We intend to raise additional working capital either through private placements, public offerings and/or bank financing. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose the entire amount of their investment.


We Need Significant Infusions Of Additional Capital, Which May Result In Dilution To Our Shareholders' Ownership And Voting Rights In Our Company.


     Based upon our current cash reserves and forecasted operations, we believe that we will need to obtain at least $1 million of outside funding in order to sustain our current business operations over the next twelve months, and at least $5 million of outside funding in order to expand our business, fund future development and market and sell our three existing product lines. Our need for additional capital to finance our business strategy, operations, and growth will be greater should, among other things, revenue or expense estimates prove to be incorrect. If we fail to arrange for sufficient capital in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing shareholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.


RISKS RELATED TO OUR BUSINESS
-----------------------------

We Are A Development Stage Company And Have A Limited Operating History Upon Which An Evaluation Of Our Company Can Be Made. For That Reason, It Would Be Difficult For A Potential Investor To Judge Our Prospects For Success.


     We were organized in April 2002 and have had limited operations since our inception from which to evaluate our business and prospects. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, our shareholders may lose their entire investments. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. As a new business, we may encounter delays and other problems in connection with the methods of product distribution that we implement. We also face the risk that we will not be able to effectively implement our business plan. In evaluating our business and prospects, these difficulties should be considered. If we are not effective in addressing these risks, we will not operate profitably and we may not have adequate working capital to meet our obligations as they become due.


If We Fail To Adequately Protect Or Enforce Our Intellectual Property Rights, Competitors May Produce And Market Products Similar To Ours. In Addition, We May Be Subject To Intellectual Property Litigation And Infringement Claims By Third Parties.

     Our ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by or licensed to us. All of our intellectual property rights are based on common law and our license agreements with Hotway Nutraceuticals Canada Co., Ltd. and from rights to herbal supplement formulas that we obtained from our principal officers, Ms. Julianna Lu and Mr. Xiao Fei Yu. We do not own and have not applied for patents, trademarks or any other registrations of our intellectual properties. Although we attempt to protect such proprietary properties, both in the United States and in foreign countries through trade secret laws and non-disclosure agreements, these may be insufficient. In addition, because of the differences in foreign laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. We may not always be able to successfully protect or enforce our proprietary properties against competitors, which may materially adversely affect our business.

     In addition, although we do not believe that our products infringe the rights of others and while to date we have not been subject to such claims, in the future we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. A successful claim of trademark, patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. Others may claim that our proprietary or licensed products are infringing their intellectual property rights, and that our products may infringe those intellectual property rights. If we are found to have infringed on the intellectual property rights of another party, licenses for such intellectual property may not be available on favorable terms or at all. If someone claims that our technology or products infringe their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. We also may be subject to significant damages or injunctions preventing us from manufacturing, selling or using some aspect of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business and profitability.


We May Incur Material Product Liability Costs.


     We are in the business of formulating and selling nutritional supplements for human consumption. As a distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. We may be subject to various product liability claims, including, among others, allegations that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. In addition, although our manufacturers maintain quality controls and procedures with respect to products that we sell, our products could contain contaminated substances. All of the products we sell are produced by third-party manufacturers. As a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture even though we have no control over the manufacturing procedures used in connection with the production of these third-party products. We are in the process of applying for product liability insurance. Such insurance, once obtained, may not be available at a reasonable cost, or may not be adequate to cover liabilities.


If We Are Not Able To Manage Growth Of Our Business, Our Financial Condition And Results Of Operations Will Be Negatively Affected.


     Over the next six to eighteen months, we anticipate launching our King of Herbs, Taoist Medicinal and Vitamins and Supplements products lines upon the receipt of funding. We have not yet implemented any marketing and distribution strategies. Accordingly, we may experience a period of significant growth. While we have not experienced problems with growth of our business in the past, any future growth could cause significant strain on our managerial, operational, financial and other resources. Success in managing this expansion and growth will depend, in part, upon the ability of our senior management to effectively manage the growth of our business. Any failure to manage the proposed growth and expansion of our business could have a material adverse effect on our financial condition and results of operations.

Our Strategy Of Growth Through Acquisition Is Inherently Risky.

     We intend to seek to identify and develop merger and/or acquisitions candidates in the Peoples Republic of China and worldwide as part of our growth plan to secure a strong future. Although we have signed a Letters of Intent to acquire WangJing Hospital and WangJing Hospital of China Academy of Chinese
Medical Sciences, Shaanxi WanAn Pharmaceutical Co. Ltd. and Henan Tiankang Pharmaceuticals Ltd., there can be no assurance that any or all of such acquisitions will be completed. Even if the acquisitions are completed, the final terms of the acquisition agreements may vary substantially from the terms described in this Offering Memorandum.

     Our acquisition of companies and businesses and expansion of operations involve risks, including the following:

     o the potential inability to identify the companies best suited to our business plan;
     o the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economics of scale or other expected value;
     o the potential need to restructure, modify or terminate customer relationships of the acquired company; and
     o    loss of key employees of acquired operations.

The occurrence of any one or more of these risks could result in a material adverse effect on our operations.


If We Fail To Acquire And Develop Other Products Or Product Candidates, We May Be Unable To Grow Our Business.


     We license the rights to a majority of our products from outside third parties. As part of our growth strategy, we intend to license or acquire additional products and product candidates for development and commercialization. The success of this strategy depends upon our ability to identify, select and acquire the right product candidates. Any product candidate we license or acquire may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by regulatory authorities. All product candidates are prone to the risks of failure inherent in product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective. In addition, we cannot assure you that any products that we license or acquire will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. Proposing, negotiating and implementing an economically viable product acquisition or license is a lengthy and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition or license of product candidates. We may not be able to acquire or license the rights to additional products on terms that we find acceptable, or at all.

If Our Relationships With Our Manufacturers Terminate, Or Their Facilities Are Damaged Or Destroyed, We May Be Unable To Develop Or Commercialize Our Products.


     Currently, only a limited number of companies manufacture our products. The number of contract manufacturers with the expertise, required regulatory approvals and facilities to manufacture our product candidates on a commercial scale is extremely limited, and it would take a significant amount of time to arrange for alternative manufacturers. If any of our manufacturers fail to deliver the required commercial quantities of bulk substance or finished product on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality, and on a timely basis, we will likely be unable to meet customer demand as we begin to market and sell our existing product lines.


The Loss Of Our Current Management Team Could Have A Material Adverse Effect On Our Business. If We Are Not Able To Retain Additional Key Personnel, Our Business Could Suffer.


     Our success depends to a large degree upon the skills of our current management team and advisors, including Ms. Julianna Lu and Mr. Xiao Fei Yu, and upon our ability to identify, hire, and retain additional senior management, sales, marketing, scientific, and financial personnel. Although, to date we have not experienced problems attracting and retaining key personnel, we may encounter such problems in the future as we grow and expand our operations. The loss of any of our current executives, employees, or advisors or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business. To our knowledge, none of our key employees has plans to retire or leave us in the near future. We do not have "key person" insurance on the lives of any of our management team.


RISKS RELATED TO OUR INDUSTRY
-----------------------------

The  Nutritional  Supplements  Industry Is Intensely  Competitive.  We Have Many
Well-Established Competitors With Substantially Greater Financial And Other Resources Than Us. These Factors May Make It More Difficult For Us To Successfully Implement Our Business Plan And May Adversely Affect Our Results Of Operations.


     The nutritional supplements industry is a large, highly fragmented and growing industry, with no single industry participant accounting for more than 10% of total industry retail sales. Participants include specialty retailers, supermarkets, drugstores, mass merchants (wholesalers), multi-level marketing organizations, mail order companies and a variety of other smaller participants. The market is also highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Some of the nutraceutical companies that we will compete with are Weider Nutrition International, Inc., USANA Health Sciences Inc., Nature's Sunshine Products, Inc. and Herbalife International, Inc. We are a development stage business and the only revenues we have received from product sales since inception were nominal and were generated during 2004. Accordingly, we have not been operational long enough to experience any of the above problems. However, since we are a development stage business, most, if not all companies in our industry have greater financial and other resources available to them and possess manufacturing, distribution and marketing capabilities greater than ours. In addition, our competitors may be more effective and efficient in integrating new products. We may not be able to compete effectively and any of the factors listed above may cause price reductions, reduced margins and difficulties in gaining market share.


Compliance With Governmental Regulations May Impose Additional Costs, Which May Adversely Affect Our Financial Condition And Results Of Operations.

     The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the Health Protectorate Branch in Canada, the FDA, the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Customs and Border Protection and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold.

     The FDA may attempt to regulate any of our products that fall within its jurisdiction, and the FTC has jurisdiction to regulate the advertising of our products that fall within its jurisdiction. The FDA may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that we want to use is an unacceptable drug claim or an unauthorized version of a food "health claim," may determine that a particular product is an unapproved new drug, or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. Such a determination would prevent us from marketing particular products or using certain statements of nutritional support on our products. One of the key areas of our development focus is the specialty supplements category, which includes products that are directed at particular nutritional concerns. The FDA may not agree with our statements of nutritional support as to a particular specialty supplement or permit us to promote our specialty supplements directed at particular nutritional concerns. We also may be unable to disseminate third-party literature in connection with our products if the third-party literature fails to satisfy certain requirements. In addition, the FDA could require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects.

     Although the regulation of dietary supplements is less restrictive than the regulation of drugs, dietary supplements may not continue to be subject to less restrictive regulation. Many of our dietary supplements contain traditional Chinese herbs which may or may not have been previously evaluated by the FDA. All herbs marketed in dietary supplements in the United States must be Generally Recognized as Safe (GRAS). The FDA maintains a list of problems herbs. If any of the herbs in our products appeared on the FDA's list, or if the agency determined there were issues concerning their safety, we would not be able to market the products containing these ingredients in the United States. We have not determined whether any of the herbs in our products are on the FDA's list of problem herbs and we have not determined whether any such herbs are Generally Recognized as Safe. If any of the herbs in our products have not been evaluated by the FDA and are not Generally Recognized as Safe, then we would not be permitted to sell products containing them in the United States. Any such prohibition could materially adversely affect our results of operations and financial condition.

     Further, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense, or at all. Legislation has been introduced in Congress to impose substantial new regulatory requirements for dietary supplements including adverse event reporting, post market surveillance requirements, FDA reviews of dietary supplement ingredients, safety testing and records inspection. If enacted, any of the proposed legislation may result in difficulty getting our products to the market and could raise our costs and hinder our business.

     In addition, we expect that the FDA soon will adopt the proposed rules on Good Manufacturing Practice in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which will apply to the products we manufacture. These regulations will require dietary supplements to be prepared, packaged and held in compliance with strict rules, and will require quality control provisions similar to those in the Good Manufacturing Practice regulations for drugs. We may not be able to comply with the new rules without incurring additional expenses.

     Each of our products imported into the United States may be blocked at the border by U.S. Customs. The FDA could issue Import Alerts for any of our products if the agency considers them to be misbranded, adulterated and/or unapproved new drugs.

     The FTC exercises jurisdiction over the advertising of dietary supplements. In the past, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties by the companies involved.

     We are also subject to regulation under various state, local, and international laws that include provisions governing, among other things, the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products that are deemed "dietary supplements" or "over-the-counter drugs." Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. In addition, from time to time in the future, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any such developments could have a material adverse effect on our business, financial condition and results of operations.


RISKS RELATED TO OUR COMMON STOCK
---------------------------------

There Is A Limited Public Market For Our Common Stock. Failure To Develop Or Maintain A Trading Market Could Negatively Affect The Value Of Our Shares And Make It Difficult Or Impossible For Shareholders To Sell Their Shares.


     On April 18, 2005, our common stock was approved for quotation on the OTC Bulletin Board under the symbol "CHHH." To date there is a limited trading market in our common stock on the OTC Bulletin Board. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for our shareholders to sell their shares or recover any part of their investment in us. The market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

The Exercise Of Our Outstanding Warrants And Options May Depress Our Stock Price

     Not including the Warrants to be issued in connection with this offering, we currently have 15,409,175 warrants and options to purchase shares of our common stock outstanding. The exercise of warrants and/or options by a substantial number of holders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

The Issuance Of Additional Shares Of Common Stock In Connection With Our Proposed Acquisition Will Dilute Your Investment In Our Common Stock.

     In connection with our proposed acquisitions, we may issue a substantial amount of shares of Common Stock, Preferred Stock and/or warrants to purchase additional shares of Common Stock or Preferred Stock. The issuance of these shares will have a significant further diluting effect on the proportionate equity interest and voting power of current holders of our Common Stock, including investors in this Offering.

                           Forward-Looking Statements

Information in this prospectus contains "forward-looking statements." These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The foregoing matters under "Risk Factors" constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. The following table sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

We will, from time to time, supplement this prospectus in order to reflect grants under the plan and/or to name grantees who are officers and/or directors as selling stockholders.

                      Shares Beneficially Owned                            Shares Beneficially Owned
                    -------------------------------                     -----------------------------
                       Prior to the Offering(1)                             After the Offering (1)

                                                           Total
     Name             Number          Percent (2)      Shares Offered        Number        Percent
----------------   -------------    --------------     ---------------     ------------   -----------
Julianna Lu        69,006,799(3)        63.75%             2,210,000        66,796,799         63%
Xiao Fei Yu         8,731,250(4)        10.28%             1,550,000         7,181,250       8.61%
Dahong Li           4,050,000(5)         6.42%               800,000         3,350,000       5.52%

Total shares offered                                   -------------
                                                           4,560,000

(1) The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.
(2) The above percentages are based on 81,979,551 shares of common stock outstanding after the offering.
(3) Includes (a) options to purchase 2,500,000 shares of common stock at $0.10 per share that expire on June 1, 2009; (b) options to purchase 300,000 shares of common stock at $0.05 per share that expire on December 30, 2007; (c) options to purchase 500,000 shares of common stock at $0.05 per share that expire on April 30, 2008; (d) warrants to purchase 10,000,000 shares of common stock at exercise price of $0.10 which expire on October 12, 2011; (e) warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.20 which expire on October 12, 2016; and (f) 460,000 shares of common stock which will be issued upon the fling of this Amendment No.2 to the Company's Registration Statement No. 333-52478 on Form S-8 to register additional shares subject to the Company's 2005 Stock Incentive Plan. Does not include 1,250,000 shares of preferred stock held by the Selling Stockholder.

(4) Includes (a) options to purchase 250,000 shares of common stock at $0.20 per share that expire on July 9, 2007; (b) options to purchase 1,000,000 shares of common stock at $0.20 per share that expire on December 31, 2008; (c) warrants to purchase 400,000 shares of common stock at an exercise price of $0.02 that expire on September 18, 2011; and (d) 1,300,000 shares of common stock which will be issued upon the fling of this Amendment No.2 to the Company's Registration Statement No. 333-52478 on Form S-8 to register additional shares subject to the Company's 2005 Stock Incentive Plan.
(5) Includes (a) warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.02 that expire on September 18, 2011; and (b) 1,300,000 shares of common stock which will be issued upon the fling of this Amendment No.2 to the Company's Registration Statement No. 333-52478 on Form S-8 to register additional shares subject to the Company's 2005 Stock Incentive Plan.

                            DESCRIPTION OF SECURITIES
Dividends

     On February 28, 2006, our Board of Directors declared a 25% stock dividend. Each shareholder of record at the close of business on February 28, 2006 received one share for every four shares held. The dividend was paid on March 17, 2006.

     Our proposed operations are capital intensive and we will require working capital. Therefore, we will be required to reinvest any future earnings in its operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any contractual arrangements and such other factors deemed relevant by the our Board of Directors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     (1) we would not be able to pay our debts as they become due in the usual course of business; or
     (2) our total assets would be less that the sum of our total liabilities.

Capital Structure

     Our authorized capital stock consists of 320,000,000 shares of capital stock, par value $.001 per share, of which 300,000,000 shares are common stock and 20,000,000 shares are preferred stock that may be issued in one or more series at the discretion of the Board of Directors.

Common Stock
-------------

     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Registrant, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

     The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock
---------------

     Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our Board of Directors has authority, without action by the stockholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any preferred shares, if and when issued in the discretion of the Board of Directors, may carry voting, conversion or other rights superior to those of the shares of common stock and may adversely affect the voting power and rights of the common stockholders.

     On February 21, 2006, we filed a Certificate of Designation, Powers Preferences and Rights of Series "A" Preferred Stock with the state of Nevada. The Certificate of Designation authorizes us to issue up to 1,000,000 shares of Series "A" Preferred Stock, par value $0.001 per share. On June 19, 2006 we filed an amendment to the Certificate of Designation to increase the number of shares designated as Series A Preferred Stock to 2,500,000. The Series A Preferred Stock has a stated value of $0.15 and a liquidation preference over our common stock and any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to our shareholders of and are entitled to two votes for each share of Series A Preferred Stock owned. Holders of shares of Series "A" Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class.

     Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into two shares of our common stock. However, holders cannot convert any share of Series A Preferred Stock if the market price of our common stock is below $1.00 per share. Notwithstanding the limitation on any conversions of the Series A Preferred Stock when our Common Stock is below $1.00 per share, if prior to two years from the date of issuance, there is a sale or other disposition of all or substantially all of our assets, a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or upon a consolidation, merger or other business combination where we are not the survivor, then immediately prior to such event each holder of Series A Preferred Stock may convert any or all of such holder's shares of Series A Preferred Stock into common stock as described above. The Certificate of Designation also provides that the holders of Series A Preferred Stock shall be entitled to any distribution by us of our assets, which would have been payable to the holders of the Series A Preferred Stock with respect to the shares of Common Stock issuable upon conversion had such holders been the holders of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution. To date there are 1,000,000 shares of Series "A" Preferred Stock outstanding.

                              Plan of Distribution

Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the OTC Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the OTC Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

                 Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

     o Reference is made to our annual report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 31, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated April 16, 2006, as filed with the Securities and Exchange Commission on April 20, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB for the period ended March 31, 2006, as filed with the Securities and Exchange Commission on May 12, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated May 15, 2005, as filed with the Securities and Exchange Commission on May 15, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated June 22, 2006, as filed with the Securities and Exchange Commission on June 27, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB for the period ended June 30, 2006, as filed with the Securities and Exchange Commission on August 14, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated August 7, 2006, as filed with the Securities and Exchange Commission on August 14, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB/A for the period ended June 30, 2006, as filed with the Securities and Exchange Commission on August 18, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated September 3, 2006, as filed with the Securities and Exchange Commission on September 19, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated September 25, 2006, as filed with the Securities and Exchange Commission on September 27, 2006, which is hereby incorporated by reference.

     o Reference is made to our current report on Form 8-K dated October 11, 2006, as filed with the Securities and Exchange Commission on October 16, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated October 12, 2006, as filed with the Securities and Exchange Commission on October 17, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB for the period ended September 30, 2006, as filed with the Securities and Exchange Commission on November 14, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated November 28, 2006, as filed with the Securities and Exchange Commission on December 6, 2006, which is hereby incorporated by reference.
     o The description of our common stock is incorporated by reference to our Registration Statement on Form SB-2, as amended (File No.
          333-119034), initially filed with the Securities and Exchange Commission on September 16, 2004.


              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

Our Bylaws of require us to indemnify our officers and directors to the full extent permitted by Nevada law. Section 78.751 of the Nevada Revised Statutes permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Bylaws also require that we pay all expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding as such costs are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                     Additional Information Available to You

     This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

                            ------------------------

                        4,560,000 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                                 ---------------

                                December 15, 2006

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information; the 2005 Incentive Stock Plan.

Upon written or oral request, any of the documents  incorporated by reference in
Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2005 Incentive Stock Plan and the Compensation Agreements are available without charge by contacting:

Julianna Lu, Chief Executive Officer, 101 Convention Center Drive, Suite 700, Las Vegas, NV 89107-2001. Tel (877) 883-0979.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

     o Reference is made to our annual report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 31, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated April 16, 2006, as filed with the Securities and Exchange Commission on April 20, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB for the period ended March 31, 2006, as filed with the Securities and Exchange Commission on May 12, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated May 15, 2005, as filed with the Securities and Exchange Commission on May 15, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated June 22, 2006, as filed with the Securities and Exchange Commission on June 27, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB for the period ended June 30, 2006, as filed with the Securities and Exchange Commission on August 14, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated August 7, 2006, as filed with the Securities and Exchange Commission on August 14, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB/A for the period ended June 30, 2006, as filed with the Securities and Exchange Commission on August 18, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated September 3, 2006, as filed with the Securities and Exchange Commission on September 19, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated September 25, 2006, as filed with the Securities and Exchange Commission on September 27, 2006, which is hereby incorporated by reference.

     o Reference is made to our current report on Form 8-K dated October 11, 2006, as filed with the Securities and Exchange Commission on October 16, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated October 12, 2006, as filed with the Securities and Exchange Commission on October 17, 2006, which is hereby incorporated by reference.
     o Reference is made to our quarterly report on Form 10-QSB for the period ended September 30, 2006, as filed with the Securities and Exchange Commission on November 14, 2006, which is hereby incorporated by reference.
     o Reference is made to our current report on Form 8-K dated November 28, 2006, as filed with the Securities and Exchange Commission on December 6, 2006, which is hereby incorporated by reference.
     o The description of our common stock is incorporated by reference to our Registration Statement on Form SB-2, as amended (File No.
          333-119034), initially filed with the Securities and Exchange Commission on September 16, 2004.


Item 4. Description of Securities.

Dividends

     On February 28, 2006, our Board of Directors declared a 25% stock dividend. Each shareholder of record at the close of business on February 28, 2006 received one share for every four shares held. The dividend was paid on March 17, 2006.

     Our proposed operations are capital intensive and we will require working capital. Therefore, we will be required to reinvest any future earnings in its operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any contractual arrangements and such other factors deemed relevant by the our Board of Directors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     (1) we would not be able to pay our debts as they become due in the usual course of business; or
     (2) our total assets would be less that the sum of our total liabilities.

Capital Structure

     Our authorized capital stock consists of 320,000,000 shares of capital stock, par value $.001 per share, of which 300,000,000 shares are common stock and 20,000,000 shares are preferred stock that may be issued in one or more series at the discretion of the Board of Directors.

Common Stock
-------------

     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Registrant, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

     The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock
---------------

     Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our Board of Directors has authority, without action by the stockholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any preferred shares, if and when issued in the discretion of the Board of Directors, may carry voting, conversion or other rights superior to those of the shares of common stock and may adversely affect the voting power and rights of the common stockholders.

     On February 21, 2006, we filed a Certificate of Designation, Powers Preferences and Rights of Series "A" Preferred Stock with the state of Nevada. The Certificate of Designation authorizes us to issue up to 1,000,000 shares of Series "A" Preferred Stock, par value $0.001 per share. The Series A Preferred Stock has a stated value of $0.15 and a liquidation preference over our common stock and any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to our shareholders of and are entitled to two votes for each share of Series A Preferred Stock owned. Holders of shares of Series "A" Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class.

     Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into two shares of our common stock. However, holders cannot convert any share of Series A Preferred Stock if the market price of our common stock is below $1.00 per share. Notwithstanding the limitation on any conversions of the Series A Preferred Stock when our Common Stock is below $1.00 per share, if prior to two years from the date of issuance, there is a sale or other disposition of all or substantially all of our assets, a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or upon a consolidation, merger or other business combination where we are not the survivor, then immediately prior to such event each holder of Series A Preferred Stock may convert any or all of such holder's shares of Series A Preferred Stock into common stock as described above. The Certificate of Designation also provides that the holders of Series A Preferred Stock shall be entitled to any distribution by us of our assets, which would have been payable to the holders of the Series A Preferred Stock with respect to the shares of Common Stock issuable upon conversion had such holders been the holders of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution. To date there are 1,000,000 shares of Series "A" Preferred Stock outstanding.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, New York, New York. Richard
A. Friedman, a partner at Sichenzia Ross Friedman Ference LLP owns 1,600,000 shares of the Registrant's common stock.

Item 6. Indemnification of Directors and Officers.

The Registrant is required to indemnify its officers and directors to the full extent permitted by Nevada law. Section 78.751 of the Nevada Revised Statutes permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Registrant's Bylaws also require that the Registrant pay all expenses of its officers and directors incurred in defending a civil or criminal action, suit or proceeding as such costs are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT
NUMBER    DESCRIPTION
--------  ----------------------------------------------------------------------

5.1       Opinion of Sichenzia Ross Friedman Ference LLP

10.1      2005 Incentive Stock Plan (1)

23.1      Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit
          5.1

23.2 Consent of Dale Matheson Carr-Hilton LaBonte, independent registered public accounting firm

(1) Incorporated by reference to the Registrant's Form S-8 Registration Statement filed with the Securities and Exchange Commission on June 24, 2005.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however , that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

        (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

        (B) Each  prospectus  required to be filed  pursuant to Rule  424(b)(2),
(b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i)  Any   preliminary   prospectus  or  prospectus  of  an  undersigned
Registrant relating to the offering required to be filed pursuant to Rule 424;

        (ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

        (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

        (iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on December 15, 2006.

                    CHINA HEALTH HOLDING, INC.


                    By: /s/ Julianna Lu
                        ---------------
                       Julianna Lu
                       Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors
                       (Principal Executive Officer & Principal Accounting and Financial Officer)


Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated:


    Signature                        Title                          Date

/s/ Julianna Lu             Chief Executive Officer, Chief    December 15, 2006
 -------------------       Financial Officer and Chairman of
Julianna Lu                      the Board of Directors

/s/ Xiao Fei Yu                      Director                 December 15, 2006
--------------------
Xiao Fei Yu

--------------------                 Director                 December 15, 2006
Dahong Li

Exhibit 5.1

                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 Avenue of the Americas, 21st Flr.
                               New York, NY 10018

                            Telephone: (212) 930-9700
                            Facsimile: (212) 930-9725

                                                    December 15, 2006

VIA ELECTRONIC TRANSMISSION
Securities and Exchange Commission
100 F Street
Washington, DC 20549

Re: China Health Holding, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by China Health Holding, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission on December 15, 2006.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

                                        Very truly yours,

                                        /s/ Sichenzia Ross Friedman Ference LLP
                                        ---------------------------------------
                                        Sichenzia Ross Friedman Ference LLP

Ex 23.2

DALE MATHESON
CARR-HILTON LABONTE LLP
--------------------------------

DMCL CHARTERED ACCOUNTANTS
--------------------------------------------------------------------------------

December 15, 2006


U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madame:


Re: China Health HoldinLys Inc. - S-8 Redstration of 9,000,000 Shares



As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in the Post Effective Amendment No. 2 to Form S-8 Registration Statement dated December 14, 2006, of the following:


Our report dated March 15, 2006 to the Stockholders and Board of Directors on the consolidated financial statements of the Company as at December 31, 2005 and 2004 and for the years ended and for the period from April 3, 2002 (inception) to December 31, 2005 included in the Company's filing on Form 1O-KSB.


Sincerely,

/s/ DALE MATHESON CARR-HILTON LABONTE LLP
-----------------------------------------
DALE MATHESON CARR-HILTON LABONTE LLP
"DMCL" Chartered Accountants